Exhibit 99.1

Trimble Third Quarter Revenue of $504.8 Million Up 21 Percent and

Non-GAAP Earnings Per Share of $0.68 Up 31 Percent Versus Prior Year

SUNNYVALE, Calif., Nov. 1, 2012 – Trimble (NASDAQ: TRMB) today announced third quarter revenue of $504.8 million, up 21 percent as compared to the third quarter of 2011.

GAAP operating income for the third quarter of 2012 was $63.5 million, up 96 percent as compared to the third quarter of 2011. GAAP operating margin in the third quarter of 2012 was 12.6 percent of revenue as compared to 7.8 percent of revenue in the third quarter of 2011.

GAAP net income for the third quarter of 2012 was $53.4 million, up 91 percent as compared to the third quarter of 2011. Diluted earnings per share in the third quarter of 2012 were $0.42 as compared to diluted earnings per share of $0.22 in the third quarter of 2011. The tax rate for both GAAP and non-GAAP results was 19 percent for the third quarter of 2012 as compared to 9 percent in the third quarter of 2011, primarily due to the geographical mix of pre-tax income and the absence of research and development tax credits.

Third quarter 2012 non-GAAP operating income of $105.3 million was up 44 percent as compared to the third quarter of 2011. Non-GAAP operating margin was 20.9 percent of revenue as compared to 17.5 percent of revenue in the third quarter of 2011.

Non-GAAP net income of $86.8 million for the third quarter of 2012 was up 32 percent as compared to the third quarter of 2011. Diluted non-GAAP earnings per share in the third quarter of 2012 were $0.68 as compared to diluted non-GAAP earnings per share of $0.52 in the third quarter of 2011.

Third quarter 2012 non-GAAP results are adjusted for the following:

•	Restructuring expense of $361 thousand as compared to $694 thousand in the third quarter of 2011;

•	Amortization of intangibles of $31.4 million as compared to $24.1 million in the third quarter of 2011;

•	Stock-based compensation expense of $7.7 million as compared to $7.1 million in the third quarter of 2011;

•	Acquisition-related inventory step-up charge of $547 thousand as compared to $1.4 million in the third quarter of 2011;

•	Acquisition-related costs of $1.5 million as compared to $6.1 million in the third quarter of 2011;

•	In the third quarter of 2012 there was no gain or loss on foreign currency exchange from a hedge associated with an acquisition as compared to a loss of $2.2 million in the third quarter of 2011.

“Third quarter results demonstrated both significant year-to-year organic revenue growth as well as non-GAAP operating margin expansion. It is particularly encouraging that all reporting segments participated in this progression,” said Steven W. Berglund, Trimble’s president and chief executive officer. “While current macro-economic uncertainties require us to remain cautious about near-term prospects, the quarter’s results reinforce our expectation of sustainable market and financial success.”

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Third quarter 2012 E&C revenue was $287.2 million, up 19 percent as compared to the third quarter of 2011. Growth in E&C came primarily from the sales of heavy and highway and vertical construction products, and acquisitions, partially offset by the impact of foreign exchange. Geographically, there was growth across all major regions.

Third quarter operating income in E&C was $68.5 million, or 23.8 percent of revenue as compared to $42.6 million, or 1 7.7 percent of revenue in the third quarter of 2011. Non-GAAP operating income was $71.1 million, or 24.8 percent of revenue, as compared to $45.2 million, or 18.8 percent of revenue, in the third quarter of 2011. The improvement in operating income was due to higher gross margins as a result of product mix and improved operating expense leverage.

Field Solutions

Third quarter 2012 Field Solutions revenue was $103.0 million, up 13 percent as compared to the third quarter of 2011 due primarily to increased sales of agricultural products.

Third quarter 2012 Field Solutions operating income was $36.0 million, or 35.0 percent of revenue, as compared to $31.0 million, or 34.1 percent of revenue, in the third quarter of 2011. Non-GAAP operating income was $36.6 million, or 35.6 percent of revenue, as compared to $31.6 million, or 34.7 percent of revenue, in the third quarter of 2011 due primarily to improvements in agricultural product margins.

Mobile Solutions

Third quarter 2012 Mobile Solutions revenue was $83.8 million, up 44 percent as compared to the third quarter of 2011 due to higher subscription revenue and the impact of acquisitions.

Third quarter 2012 Mobile Solutions operating income was $8.2 million, or 9.8 percent of revenue, as compared to $2.5 million, or 4.3 percent of revenue, in the third quarter of 2011. Non-GAAP operating income was $8.9 million, or 10.6 percent of revenue, as compared to $3.2 million, or 5.5 percent of revenue, in the third quarter of 2011. The improvement in non-GAAP operating margin was due primarily to growth in subscription revenue and the impact of acquisitions.

Advanced Devices

Third quarter 2012 Advanced Devices revenue was $30.7 million, up 13 percent as compared to the third quarter of 2011, primarily due to strong sales of timing devices.

Operating income in Advanced Devices for the third quarter of 2012 was $5.7 million, or 18.5 percent of revenue, as compared to $4.0 million, or 14.6 percent of revenue, in the third quarter of 2011. Non-GAAP operating income in Advanced Devices was $6.2 million, or 20.3 percent of revenue, as compared to $4.6 million, or 17.0 percent of revenue, in the third quarter of 2011. The improvement in non-GAAP operating margin was due to product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the fourth quarter of 2012 Trimble expects revenue between $503 million and $508 million with GAAP earnings per share of $0.24 to $0.26 and non-GAAP earnings per share of $0.54 to $0.56. Non-GAAP guidance excludes the amortization of intangibles of $31.6 million related to previous acquisitions; anticipated acquisition costs of $8.0 million; and the anticipated impact of stock-based compensation expense of $8.1 million. Both GAAP and non-GAAP earnings per share assume a 15 to 17 percent tax rate and 129.8 million shares outstanding. The above guidance includes the impact of the TMW System acquisition which closed Oct. 2, 2012. TMW System is expected to be slightly dilutive to Trimble’s fourth quarter non-GAAP earnings per share by $0.01 to $0.03 per share, due to the impact of a one-time, non-cash write-down on a portion of TMW System’s deferred revenue. Trimble expects the acquisition to be accretive to its 2013 non-GAAP earnings per share by $0.12 to $0.14 per share.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Nov. 1, 2012 at 1:30 p.m. PT to review its third quarter 2012 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 902-3611 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 37450164. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, and the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the fourth quarter and full year 2012, the impact of the TMW Systems acquisition in 2013, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Third Quarter of		First Three Quarters of
	2012	2011	2012	2011
Revenues:
Product	$386,902	$333,262	$1,187,638	$1,004,378
Service	64,237	44,517	185,262	112,288
Subscription	53,624	39,654	151,690	92,229

Total revenues	504,763	417,433	1,524,590	1,208,895

Cost of sales:
Product	185,102	163,774	577,281	494,899
Service	23,615	19,823	67,591	50,525
Subscription	17,451	11,956	47,860	27,730
Amortization of purchased intangible assets	15,728	10,321	42,145	23,918

Total cost of sales	241,896	205,874	734,877	597,072

Gross margin	262,867	211,559	789,713	611,823

Gross margin (%)	52.1%	50.7%	51.8%	50.6%
Operating expenses
Research and development	61,181	49,928	185,721	139,452
Sales and marketing	76,481	70,662	230,094	195,359
General and administrative	45,722	44,088	142,595	114,717
Restructuring	301	647	1,894	1,775
Amortization of purchased intangible assets	15,712	13,786	47,170	32,830

Total operating expenses	199,397	179,111	607,474	484,133

Operating income	63,470	32,448	182,239	127,690
Non-operating income, net
Interest expense, net	(3,925)	(2,942)	(11,561)	(4,184)
Foreign currency transaction gain (loss), net	174	(4,022)	(1,843)	2,780
Income from equity method investments, net	6,453	4,789	19,708	10,970
Other income (expense), net	650	(388)	1,897	(892)

Total non-operating income, net	3,352	(2,563)	8,201	8,674

Income before taxes	66,822	29,885	190,440	136,364
Income tax provision	13,022	2,689	33,403	16,118

Net income	53,800	27,196	157,037	120,246
Less: Net gain (loss) attributable to noncontrolling interests	436	(775)	(837)	(1,106)

Net income attributable to Trimble Navigation Ltd.	$53,364	$27,971	$157,874	$121,352

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.42	$0.23	$1.26	$0.99

Diluted	$0.42	$0.22	$1.23	$0.96

Shares used in calculating earnings per share:

Basic	125,871	122,969	125,202	122,485

Diluted	128,379	125,894	128,144	125,980

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

As of	Third Quarter 2012	Fiscal Year End 2011
Assets
Current assets:
Cash and cash equivalents	$141,840	$154,621
Accounts receivables, net	320,904	275,201
Other receivables	13,374	7,103
Inventories, net	234,301	232,063
Deferred income taxes	43,037	44,632
Other current assets	24,569	19,437

Total current assets	778,025	733,057
Property and equipment, net	81,653	62,724
Goodwill	1,551,886	1,297,692
Other purchased intangible assets, net	510,987	476,791
Other non-current assets	98,942	82,211

Total assets	$3,021,493	$2,652,475

Liabilities
Current liabilities:
Current portion of long-term debt	$89,909	$65,918
Accounts payable	107,719	97,956
Accrued compensation and benefits	82,328	73,894
Deferred revenue	127,602	105,066
Accrued warranty expense	16,083	18,444
Other accrued liabilities	61,425	50,045

Total current liabilities	485,066	411,323
Non-current portion of long-term debt	553,198	498,518
Non-current deferred revenue	6,346	13,113
Deferred income taxes	99,412	95,594
Other non-current liabilities	52,418	45,025

Total liabilities	1,196,440	1,063,573

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	965,035	878,514
Retained earnings	836,903	685,639
Accumulated other comprehensive income	6,692	5,140

Total Trimble Navigation Ltd. shareholders’ equity	1,808,630	1,569,293
Noncontrolling interests	16,423	19,609

Total equity	1,825,053	1,588,902
Total liabilities and equity	$3,021,493	$2,652,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Three Quarters of
	2012	2011
Cash flow from operating activities:
Net Income	$157,037	$120,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	16,910	14,683
Amortization expense	89,315	56,747
Provision for doubtful accounts	1,428	954
Deferred income taxes	646	(10,175)
Stock-based compensation	23,628	21,033
Income from equity method investments	(19,708)	(11,001)
Excess tax benefit for stock-based compensation	(16,673)	(11,698)
Provision for excess and obsolete inventories	6,372	6,915
Other non-cash items	(3,019)	2,738
Add decrease (increase) in assets:
Accounts receivables	(39,496)	(43,117)
Other receivables	(7,996)	13,471
Inventories	(4,650)	(11,344)
Other current and non-current assets	(2,844)	7,005
Add increase (decrease) in liabilities:
Accounts payable	7,828	2,039
Accrued compensation and benefits	6,375	(1,921)
Deferred revenue	12,390	7,638
Accrued warranty expense	(2,491)	402
Other current and non-current liabilities	18,842	(2,794)

Net cash provided by operating activities	243,894	161,821

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(355,484)	(758,243)
Acquisition of property and equipment	(34,126)	(16,002)
Acquisitions of intangible assets	(795)	(1,666)
Purchases of equity method investments		(3,267)
Dividends received	2,140	7,500
Other	303	(168)

Net cash used in investing activities	(387,962)	(771,846)

Cash flow from financing activities:
Issuance of common stock, net	37,142	40,182
Excess tax benefit for stock-based compensation	16,673	11,698
Proceeds from long-term debt and revolving credit lines	478,556	702,225
Payments on short-term and long-term debt	(401,062)	(225,942)

Net cash provided by financing activities	131,309	528,163

Effect of exchange rate changes on cash and cash equivalents	(22)	(671)

Net decrease in cash and cash equivalents	(12,781)	(82,533)
Cash and cash equivalents - beginning of period	154,621	220,788

Cash and cash equivalents - end of period	$141,840	$138,255

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
THIRD QUARTER OF FISCAL 2012 :
Revenues	$287,244	$102,993	$83,830	$30,696
Operating income before corporate allocations:	$68,451	$36,021	$8,218	$5,684
Operating margin (% of segment external net revenues)	23.8%	35.0%	9.8%	18.5%
THIRD QUARTER OF FISCAL 2011 :
Revenues	$241,106	$91,106	$58,101	$27,120
Operating income before corporate allocations:	$42,634	$31,030	$2,503	$3,970
Operating margin (% of segment external net revenues)	17.7%	34.1%	4.3%	14.6%
FIRST THREE QUARTERS OF FISCAL 2012 :
Revenue	$820,304	$373,863	$243,615	$86,808
Operating income before corporate allocations:	$168,001	$145,005	$21,200	$12,936
Operating margin (% of segment external net revenues)	20.5%	38.8%	8.7%	14.9%
FIRST THREE QUARTERS OF FISCAL 2011 :
Revenue	$667,808	$318,188	$142,747	$80,152
Operating income (loss) before corporate allocations:	$112,400	$126,078	$(1,515)	$10,441
Operating margin (% of segment external net revenues)	16.8%	39.6%	-1.1%	13.0%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

		Third Quarter of				First Three Quarters of
		2012		2011		2012		2011
		Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$262,867	52.1%	$211,559	50.7%	$789,713	51.8%	$611,823	50.6%
Restructuring	(A)	60	0.0%	47	0.0%	139	0.0%	335	0.0%
Amortization of purchased intangible assets	(B)	15,728	3.1%	10,321	2.5%	42,145	2.8%	23,918	2.0%
Stock-based compensation	(C)	502	0.1%	491	0.1%	1,480	0.1%	1,461	0.1%
Amortization of acquisition-related inventory step-up	(D)	547	0.1%	1,354	0.3%	677	0.0%	3,063	0.3%

Non-GAAP gross margin:		$279,704	55.4%	$223,772	53.6%	$834,154	54.7%	$640,600	53.0%

OPERATING EXPENSES:
GAAP operating expenses:		$199,397	39.5%	$179,111	42.9%	$607,474	39.8%	$484,133	40.0%
Restructuring	(A)	(301)	-0.1%	(647)	-0.2%	(1,894)	-0.1%	(1,775)	-0.1%
Amortization of purchased intangible assets	(B)	(15,712)	-3.1%	(13,785)	-3.3%	(47,170)	-3.1%	(32,829)	-2.7%
Stock-based compensation	(C)	(7,182)	-1.3%	(6,615)	-1.6%	(22,148)	-1.5%	(19,572)	-1.6%
Acquisition costs	(E)	(1,804)	-0.4%	(7,281)	-1.7%	(14,385)	-0.9%	(12,775)	-1.1%

Non-GAAP operating expenses:		$174,398	34.6%	$150,783	36.1%	$521,877	34.2%	$417,182	34.5%

OPERATING INCOME:
GAAP operating income:		$63,470	12.6%	$32,448	7.8%	$182,239	12.0%	$127,690	10.6%
Restructuring	(A)	361	0.1%	694	0.2%	2,033	0.1%	2,110	0.2%
Amortization of purchased intangible assets	(B)	31,440	6.2%	24,106	5.8%	89,315	5.9%	56,747	4.7%
Stock-based compensation	(C)	7,684	1.5%	7,106	1.7%	23,628	1.6%	21,033	1.6%
Amortization of acquisition-related inventory step-up	(D)	547	0.1%	1,354	0.3%	677	0.0%	3,063	0.3%
Acquisition costs	(E)	1,804	0.4%	7,281	1.7%	14,385	0.9%	12,775	1.1%

Non-GAAP operating income:		$105,306	20.9%	$72,989	17.5%	$312,277	20.5%	$223,418	18.5%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$3,352		$(2,563)		$8,201		$8,674
Acquisition gain	(E)	(334)		(1,220)		(447)		(71)
Debt issuance cost write-off	(F)	—		—		—		377
Foreign exchange (gain) loss associated with acquisitions	(G)	—		2,190		1,578		(3,456)

Non-GAAP non-operating income, net:		$3,018		$(1,593)		$9,332		$5,524

				GAAP and Non-GAAP Tax Rate %(I)		GAAP and Non-GAAP Tax Rate % (I)		GAAP and Non-GAAP Tax Rate % (I)		GAAP and Non-GAAP Tax Rate % (I)
INCOME TAX PROVISION:
GAAP income tax provision:			$13,022	19%	$2,689	9%	$33,403	18%	$16,118	12%
Non-GAAP items tax effected:	(H	)	8,088		3,737		22,873		10,478

Non-GAAP income tax provision:			$21,110	19%	$6,426	9%	$56,276	18%	$26,596	12%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.			$53,364		$27,971		$157,874		$121,352
Restructuring	(A	)	361		694		2,033		2,110
Amortization of purchased intangible assets	(B	)	31,440		24,106		89,315		56,747
Stock-based compensation	(C	)	7,684		7,106		23,628		21,033
Amortization of acquisition-related inventory step-up	(D	)	547		1,354		677		3,063
Acquisition costs	(E	)	1,470		6,061		13,938		12,705
Debt issuance cost write-off	(F	)	—		—		—		377
Foreign exchange (gain) loss associated with acquisitions	(G	)	—		2,190		1,578		(3,456)
Non-GAAP tax adjustments	(H	)	(8,088)		(3,737)		(22,873)		(10,478)

Non-GAAP net income attributable to Trimble Navigation Ltd.			$86,778		$65,745		$266,170		$203,453

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.42		$0.22		$1.23		$0.96
Restructuring	(A	)	—		0.01		0.02		0.02
Amortization of purchased intangible assets	(B	)	0.24		0.19		0.70		0.45
Stock-based compensation	(C	)	0.06		0.06		0.18		0.17
Amortization of acquisition-related inventory step-up	(D	)	—		0.01		0.01		0.02
Acquisition costs	(E	)	0.01		0.05		0.11		0.10
Debt issuance cost write-off	(F	)	—		—		—		—
Foreign exchange (gain) loss associated with acquisitions	(G	)	—		0.01		0.01		(0.03)
Non-GAAP tax adjustments	(H	)	(0.05)		(0.03)		(0.18)		(0.08)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.68		$0.52		$2.08		$1.61

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$32,317		$20,417		$88,859		$52,137
Increase in revenue			$87,330		$99,223		$315,695		$238,307
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)			37.0%		20.6%		28.1%		21.9%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			Third Quarter of				First Three Quarters of
			2012		2011		2012		2011
				% of Segment Revenue		% of Segment Revenue		% of Segment Revenue		% of Segment Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$68,451	23.8%	$42,634	17.7%	$168,001	20.5%	$112,400	16.8%
Stock-based compensation	(J	)	2,675	1.0%	2,579	1.1%	8,730	1.0%	7,360	1.1%

Non-GAAP operating income before corporate allocations:			$71,126	24.8%	$45,213	18.8%	$176,731	21.5%	$119,760	17.9%

Field Solutions

GAAP operating income before corporate allocations:			$36,021	35.0%	$31,030	34.1%	$145,005	38.8%	$126,078	39.6%

Stock-based compensation	(J	)	628	0.6%	559	0.6%	1,952	0.5%	1,619	0.5%

Non-GAAP operating income before corporate allocations:			$36,649	35.6%	$31,589	34.7%	$146,957	39.3%	$127,697	40.1%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:			$8,218	9.8%	$2,503	4.3%	$21,200	8.7%	$(1,515)	(1.1%)
Stock-based compensation	(J	)	682	0.8%	668	1.2%	1,710	0.7%	2,473	1.8%

Non-GAAP operating income before corporate allocations:			$8,900	10.6%	$3,171	5.5%	$22,910	9.4%	$958	0.7%

Advanced Devices
GAAP operating income before corporate allocations:			$5,684	18.5%	$3,970	14.6%	$12,936	14.9%	$10,441	13.0%
Stock-based compensation	(J	)	544	1.8%	636	2.4%	1,716	2.0%	1,955	2.5%

Non-GAAP operating income before corporate allocations:			$6,228	20.3%	$4,606	17.0%	$14,652	16.9%	$12,396	15.5%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition gains associated with unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes the write-off of debt issuance costs associated with a terminated credit facility as well as foreign exchange (gains) losses specifically associated with hedges for two of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income (loss). We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition costs, a write-off of debt issuance costs associated with a terminated credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A)—( J ) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin, operating expenses, operating income, and net income is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the third quarter and the first three quarters of fiscal 2012 and 2011, stock-based compensation was allocated as follows:

	Third Quarter of		First Three Quarters of
(Dollars in thousands)	2012	2011	2012	2011
Cost of sales	$502	$491	$1,480	$1,461
Research and development	1,163	1,151	3,869	3,373
Sales and Marketing	1,616	1,672	5,244	4,966
General and administrative	4,403	3,791	13,035	11,233

	$7,684	$7,105	$23,628	$21,033

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition costs. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), and adjustments to the fair value of earn-out liabilities. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Debt issuance cost write-off. Included in our non-operating income, net this amount represents a write-off of debt issuance cost for a terminated credit facility. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

(G)	Foreign exchange (gain) loss associated with acquisitions. This amount represents the (gain) loss on foreign exchange hedges associated with two of our acquisitions. We excluded the foreign exchange (gain) loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(H)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A)—(G) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(I)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(J)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $3.2 million and $2.7 million for the third quarter of fiscal 2012 and 2011, respectively, and $9.5 million and $7.6 million for the first three quarters of fiscal 2012 and 2011, respectively.